March 11, 2010

Dear Shareholders,

It is my sincere pleasure to be writing this update to our shareholders in order to give you a snapshot of our efforts to date as we strive to take advantage of the sexual wellbeing trend.  As we continue to grow and embrace the emergence of this trend we realize the inherent need to accomplish several initiatives simultaneously:

•	Continuing the branding of Liberator
•	Launching Liberator branded “pleasure objects” in order to extend our reach
•	Expanding our distribution channels into mainstream retailers
•	Launching a world class website that is rich in content and visually entertaining
•	Upgrading our back office manufacturing software systems
•	Attracting and acquiring new talent in management, technology, marketing and sales
•	Creating new Liberator products
•	Become part of a publicly quoted company on the OTC Bulletin Board®.

I am proud to say that we are well on our way to successfully completing all of the initiatives we identified as key business objectives and as such I am confident that we are on a path that will lead us to continued success and growth as a public entity.

I have put together several of the highlights and business events that have occurred over the last quarter plus an update on our efforts on becoming part of a publicly quoted company on the OTCBB.

Sales for our second quarter ended December 31, 2009

During the three months ended December 31, 2009 (our second fiscal quarter) sales increased 12% over the same period of last year to $3 million.  A general improvement in the economy resulted in overall increases in online consumer spending during the quarter, leading to consumers purchasing more of our products, which are typically a discretionary purchase.  The general trend of sexual wellbeing promoted by brands such as KY, Trojan and Liberator in magazine ads and other media continues to create consumer awareness and is beginning to change the way mainstream and big box retailers think about merchandising sexual wellness products.  This trend, although still in its infancy, should continue to contribute to our sales growth in the months and years ahead.  On the other hand, however, present economic conditions required widespread discounting and, as a result, our gross profit increased a modest 3% to almost $1.1 million during the quarter.  Operating expenses were essentially unchanged from the prior year at $1.2 million, resulting in an operating loss of $105,758.  I should point out that depreciation expense (which is a non-cash expense) during the quarter was $75,930, so without depreciation, we were close to break even with an operating loss of approximately $30,000.

Merger Between Liberator and WES, and OTCBB Quotation

As you know, in June 2009, OneUp Innovations, Inc. merged with Remark Enterprises, a Form 10 shell company in connection with a $2 million private placement.  We also changed the name of the company to Liberator, Inc. (“Liberator”).  Then in October 2009, Liberator merged with an OTC Bulletin Board company, WES Consulting, Inc. (“WES”), with WES being the surviving entity.  This action was taken to increase the market for our common stock.  In connection with the merger into WES, we filed a Form 15 with the Securities and Exchange Commission (“SEC”) to terminate registration of Liberator’s common stock under Section 12(g) of the Securities Act of 1934 and terminate Liberator’s reporting obligations.  We then took steps to change the name of WES to Liberator, Inc.

In connection with these transactions, we have, to date, filed approximately an additional 800 pages of documents with the SEC.  I can assure you that we are working diligently to change the name of WES to Liberator, Inc.  We will certainly keep you informed on all the developments as they occur.

In the interim, if you would like your Liberator stock certificate to be exchanged for a WES stock certificate pursuant to the merger, please call or e-mail our CFO, Ron Scott, at 770-246-6426 or ron.scott@liberator.com and he will make arrangements for a new stock certificate to be delivered to you.  Please keep in mind that your certificate may be exchanged (again) when WES’ name change to Liberator is completed.

New Products, Distribution, Websites and Trade Shows

Over the last six months we have been diligently working towards and identifying viable partnerships that will enhance the Liberator brand.  I am pleased to report that during the AEE show (January) in Las Vegas we introduced to the industry some exciting new products from companies new to the U.S. market including ZINI from South Korea, TENGA from Japan and Tickler from Sweden.

The Tickler product line is the brain child of Eric Kalén, the former chief designer for the hugely successful LELO luxury line of vibrators.  The ZINI line combines unique designs and performance into sleek shapes that invoke visceral responses from all who see them.  In addition to the unique designs of Tickler and ZINI, we are co-branding these toys under the Liberator moniker in order to take full advantage of the consumer brand we have established over the years.  We expect to do well with both of these products as additions to the Liberator line.

However, perhaps the most significant announcement is our exclusive agreement with TENGA to become the sole US distributor and licensee for this exciting new line of toys.  TENGA is a novel male sexual wellness product that has reached significant sales in a little over 3 years in Japan.  Based on our relationship with TENGA and our understanding of the US market, we have set the following purchase projections: $2.2 million of product in the first year, $4.4 million in the second year and $9.9 million in the third year.  With the success of the TENGA products worldwide, we are confident that these goals are attainable and will result in higher revenues when sold at the wholesale and retail levels.  It is also our objective to market TENGA through mainstream outlets including drugstores, convenience stores, hotels/resorts, catalogers and just about anywhere that embraces the sexual wellbeing trend.  For more information, please see the WES current report on Form 8-K filed with the SEC on February 19, 2010.

Acquisition of Talent

As we continued to grow Liberator from a family owned business to a viable public entity it was apparent that we needed to bring in new talent to achieve our goals.  As such, I am pleased to announce the addition of several key hires that will help propel us to the next level of success.

•	William Seitz – Chief Technology Officer
•	Michael Kane – Chief Business Development Officer
•	Olena Eaton – Director Internet Marketing

These new members of our team will participate in sales, technology, strategic partnerships and M & A as part of our plan for growth.

Technology

Over one year ago, I personally approved the initiative to enhance our web offering through the use of the latest technology available.  All of our existing as well as our new web properties are powered by the iCongo technology offering us the same state of the art robust platform used by the likes of www.lordandtaylor.com, www.selectcomfort.com and many other large retail chains and e-marketers. For more information please visit www.icongo.com.

Branding

I encourage you to keep up with last quarter’s news and press by visiting the Buzz links on www.liberator.com.  In addition, we advertise in many mainstream publications and we continue to garner free press via television, print and radio.

Liberator.com

We constantly enhance our web offering and have made great strides in innovative and industry leading initiatives including:

•	New Liberator Shapes: Wing, Axis Hitachi, Hipster, Hipster Black Label and Esse chaise

•	Co-branded pleasure objects: Liberator-ZINI Roae, Liberator-ZINI Deux, Tickler by Liberator and TENGA

•	We have added over 500 SKUs to the site consisting of toys, consumables and artisan products

•	The Valkyrie home party program with its unique and innovative approach just launched a little over one month ago with an incredible response to the concept.

Let me conclude by saying that it is my honor and my pleasure to serve as the CEO and I appreciate the support and confidence you have bestowed upon me.  I will continue to work tirelessly with my entire staff to accomplish each and every goal and objective set forth in order to propel this company well into the future.

Warmest regards,

Louis Friedman